Exhibit 10.17

Global Nutritional Research Business Proposal

DESCRIPTION

This is a binding contract proposal involving the services of Safe Chain Solutions, LLC (service provider) and Global Nutritional Research. These services include but are not limited to warehouse distribution, inventory management, order fulfillment, reverse logistics and business consulting.

This commitment letter is to serve as Client's written authorization for Safe Chain Solutions, LLC to perform elected services for the above described items on client's behalf. Client's signature also indicates the understanding of each service provided herein and any alterations or revisions of the above specifications will be executed only upon additional written orders between the two parties.

TERMS

This agreement is to remain in place for a period of no less than 24months unless otherwise decided mutually between both parties.

Safe Chain Solutions, LLC

822 Chesapeake Drive, Cambridge, MD 21613

Office: 443.205.4558 Fax: 443.205.4554